Exhibit 10.25

PRODUCTION INTEREST RIGHT OF FIRST REFUSAL

THIS RIGHT OF FIRST REFUSAL AGREEMENT (the “ROFR Agreement”) made on 15 July 2022

BETWEEN:

(1)	PILANESBURG PLATINUM MINES (PTY) LIMITED, registered in South Africa as company number 2002/015572/07 and having its registered office at Unit FF04 First Floor, Block C, Southdowns Office Park, corner of John Vorster Drive and Karee Road, Irene Ext 54, Gauteng, 0157, South Africa (“Grantor”); and

(2)	ORION RESOURCE PARTNERS (UK) LLP, formed under the laws of England with registration number OC404376 whose registered office is at Fourth Floor, 33 Welbeck Street, London, England, W1G 8EX (“ROFR Holder”).

1.	Definitions

1.1	Defined Terms

Capitalised terms used but not otherwise defined in this ROFR Agreement have the meanings given to them in the Platinum Stream Agreement (as defined below).

For the purposes of this ROFR Agreement, unless the context otherwise requires, each of the following terms shall have the following meanings:

“Approval Period” means the number of days required for the relevant Person(s) to obtain any applicable regulatory or government approval to enter into and implement the transaction contemplated by the relevant Production Interest Offer.

“Disposal” has the meaning given to it in Clause 2.1.

“Due Diligence Materials” means, to the extent applicable in connection with the relevant Production Interest, the pre-feasibility study, definitive feasibility study, mine plan, technical reports, financial models, material contracts, mining rights or conventions, licences and authorisations, the finance documents or advanced drafts of finance documents applicable to any financing to which any subordination agreement or intercreditor agreement which is in place or is likely to be in place relates to (in each case to the extent available), and other information relevant for the analysis and consideration of the relevant Production Interest Offer.

“Effective Date” means the date on which each Prepayment Date (as defined in each of the Platinum Stream, the Platinum and Gold Stream and the Rhodium Stream, as applicable) under the Platinum Stream, the Platinum and Gold Stream and the Rhodium Stream has occurred.

“Minerals” means any and all marketable metal bearing material in whatever form or state that is mined, produced, extracted or otherwise recovered, including (A) any such material derived from any processing or reprocessing of any tailings, waste rock or other waste products, and (B) ore, concentrate and doré and any other products resulting from the further milling, processing or other beneficiation of Minerals.

“Platinum Stream Agreement” means the US$ 40,200,000 platinum and base metals sale and purchase agreement between, inter alios, OMF Fund III (In) LLC as purchaser and the Grantor as guarantor dated on or about the date of this ROFR Agreement.

“Production Interest” means any royalty, stream, participation or production interest and related assets, or any agreements that are similar (including any agreement whose financial terms are calculated in a similar way) to a royalty, stream, participation or production interest agreement, in each case in respect of any Minerals.

“Production Interest Seller” has the meaning given to it in Clause 2.1.

“Production Interest Offer” has the meaning given to it in Clause 2.1.

“Review Period” has the meaning given to it in Clause 2.3.

“Specified Terms” means, in respect of the Production Interest Offer, the type of Minerals, the location of the Minerals, the nature of the Production Interest, the deposit amount, Minerals purchase price, designated percentage of payable Minerals, volume of Minerals to be sold and delivered, delivery and payment terms, required security, commencement date and expiry date of the proposed Production Interest agreement and any other information relevant to the assessment of the Production Interest Offer.

“Third Party Offer” has the meaning given to it in Clause 2.1(B).

1.2	Interpretation

Clause 1.2 (Interpretation) of the Platinum Stream Agreement is deemed to be incorporated into this ROFR Agreement, mutatis mutandis.

2.	Right of First Refusal

2.1	Production Interest Offer

If, at any time during the period from the Effective Date until the date failing ten years after the Effective Date, any of Grantor, its subsidiaries or any other Person which it directly or indirectly Controls (in each case from time to time) (such person, the “Production Interest Seller”):

(A)	wishes to offer for sale, or dispose of or grant rights for value to any third party, in respect of, any Production Interest; or

(B)	following an offer by a third party to purchase or acquire for value any Production Interest (a “Third Party Offer”), wishes to accept such Third Party Offer,

(each a “Disposal”) the Production Interest Seller shall, and Grantor shall procure that the Production Interest Seller shall, by notice in writing to the ROFR Holder first offer to sell such Production Interest to the ROFR Holder or such of its Affiliates as it may nominate in writing (and such nominee shall be the “ROFR Holder” for the purposes of such Production Interest and such nomination shall not constitute a Transfer for the purposes of Clause 3.1) (the “Production Interest Offer”).

2.2	Terms of Production Interest Offer

(A)	The Production Interest Offer must be capable of acceptance by the ROFR Holder and must set out all of the material terms and conditions related to the sale of the Production Interest, including:

(1)	the Specified Terms that the Production Interest Seller proposes to offer to a third party or that have been included in the Third Party Offer (as applicable);

(2)	where the Third Party Offer includes consideration other than cash, at the ROFR Holder’s option, the terms of the Production Interest Offer will permit the ROFR Holder to pay an amount in cash equivalent to the value of such non-cash consideration in the Third Party Offer; and

(3)	the estimated relevant Approval Period (if any) and the criteria and assumptions used to calculate the duration and commencement of such Approval Period, or confirmation that no Approval Period is applicable.

(B)	The Production Interest Offer must be generally consistent with the terms of the Platinum Stream Agreement, except to the extent that it is necessary for such terms to be amended in order to take account of the terms referred to in Clauses 2.2(A)(1) and / or 2.2(A)(2) and / or the nature of the Production Interest and / or any other terms of the Production Interest Offer.

(C)	At the same time as providing the Production Interest Offer, the Production Interest Seller shall, and Grantor shall procure that the Production Interest Seller shall, provide to the ROFR Holder access to the Due Diligence Materials.

2.3	Review Period

Upon receipt of a Production Interest Offer, the ROFR Holder shall have a review period expiring on the date falling 60 days after the ROFR Holder has received the Production Interest Offer and the available Due Diligence Materials (such period, the “Review Period”) in which to indicate whether it wishes to accept the Production Interest Offer. During the Review Period, the Production Interest Seller shall, and Grantor shall procure that the Production Interest Seller shall:

(A)	deal exclusively with the ROFR Holder with respect to the Production Interest Offer and any other potential disposition of the Production Interest; and

(B)	provide to the ROFR Holder all additional information, materials and assistance (including at least one site visit and access to and cooperation from relevant personnel) that the ROFR Holder may reasonably require to analyse and consider the Production Interest Offer and the Due Diligence Materials (which must be requested by the ROFR Holder in the first 20 days of the Review Period).

If the Production Interest Seller takes more than 10 days to provide such additional information, materials and/or assistance, the Review Period shall be extended by the number of days taken in excess of 10 days to provide such additional information, materials and/or assistance.

2.4	Acceptance of Production Interest Offer

If, prior to the end of the Review Period, the ROFR Holder accepts the Production Interest Offer by notice in writing to Grantor and the Production Interest Seller, then the Production Interest Seller shall be, and Grantor shall procure that the Production Interest Seller shall be, and the ROFR Holder shall be, bound by the Production Interest Offer on the terms set out herein and therein subject to any other changes agreed on in writing during the Review Period.

2.5	Production Interest Offer Further Assurance

If a Production Interest Offer is accepted pursuant to Clause 2.4:

(A)	the Production Interest Seller shall, and Grantor shall procure that the Production Interest Seller shall, and the ROFR Holder shall cause all such further agreements, instruments and documents to be executed and delivered and all such further acts, opinions and other documents, instruments and agreements in connection therewith and things to be done as the Production Interest Seller or the ROFR Holder may from time to time reasonably require to give effect to the Production Interest Offer; and

(B)	the Production Interest Seller shall, and Grantor shall procure that the Production Interest Seller shall, use reasonable endeavours to procure that all applicable regulatory or government approvals to enter into the transaction contemplated by the relevant Production Interest Offer are obtained as soon as practicable.

2.6	Lapse of Production Interest Offer

If the Production Interest Seller and the ROFR Holder have not entered into a definitive agreement and proceeded to close the transaction within 60 days of the acceptance of the Production Interest Offer pursuant to Clause 2.4 (as extended by the Approval Period if applicable), the Production Interest Seller’s right to accept a Third Party Offer shall revive, provided that:

(A)	the terms of the Disposal further to such Third Party Offer are no more favourable to the relevant Third Party than those included in either the Production Interest Offer or the most recent draft of such definitive agreement provided to the ROFR Holder (whichever was most favourable to the ROFR Holder); and

(B)	such Disposal is completed within 60 days (as extended by the Approval Period if applicable) of the end of the expiry of such 60 day period (as extended by the Approval Period if applicable).

2.7	Non-acceptance of Production Interest Offer

If, by the end of the Review Period, the ROFR Holder has not accepted the Production Interest Offer, then the Production Interest Seller may proceed with the Disposal of the Production Interest which is the subject of the Production Interest Offer, provided that:

(A)	the terms of the Disposal are no more favourable to the relevant third party than those included in the Production Interest Offer; and

(B)	such Disposal is completed within 60 days of the end of the Review Period (as extended by the Approval Period if applicable).

2.8	Subsequent Disposal

If a Disposal of the Production Interest has not been completed within the 60 day period referred to in Clause 2.6(B) or 2.7(B) (in each case, as extended by the Approval Period if applicable) the provisions of Clauses 2.1 to 2.6 shall apply to any subsequent proposed Disposal of such Production Interest by the Grantor, its subsidiaries or any other Person which it directly or indirectly Controls (in each case from time to time).

2.9	Approval Period

The Grantor shall promptly notify the ROFR Holder of the estimated duration of any Approval Period (if applicable).

3.	General

3.1	Transfers by the ROFR Holder

(A)	Subject to Clauses 2.1 and 3.1(B), the ROFR Holder may not, directly or indirectly, sell, transfer, grant, assign, cede, convey, dispose or otherwise grant a right, title or interest in (“Transfer”) all or any part of its rights and interests and obligations under this ROFR Agreement to any Person without prior written consent from the Grantor (not to be unreasonably withheld or delayed).

(B)	Clause 3.1(A) above shall not prohibit any such Transfer (in whole or in part) if:

(1)	the Grantor has been provided with at least 60 days’ prior written notice of the proposed Transfer;

(2)	the transferee is an Affiliate of the ROFR Holder; and

(3)	the transferee is not a Sanctioned Person or a Sanctioned Entity.

(C)	Grantor shall promptly execute, or procure the prompt execution of, any documents as the ROFR Holder may reasonably require to effect any permitted Transfer pursuant to this Clause 3.1 and entitle the transferee to receive the full benefit of this ROFR Agreement as ROFR Holder.

(D)	Any costs and/or fees under or in connection with any Transfer, shall be for the account of the ROFR Holder only.

3.2	Incorporation of provisions

Clauses 15.1 (Disputes and Arbitration), 15.4 (Further Assurances), 15.6 (Notices), 15.7 (Callback contact), 15.9 (Amendments), 15.12 (Waivers), 15.13 (Severability) and 15.17 (Counterparts) of the Platinum Stream Agreement are deemed to be incorporated into this ROFR Agreement, mutatis mutandis, with references to “Purchaser” being deemed to be references to the ROFR Holder and references to “Seller” or “ProjectCo” being deemed to be references to Grantor and references to “Party” or “Parties” being a reference to a party or parties (as applicable) to this ROFR Agreement.

3.3	Applicable Law

This ROFR Agreement (including the arbitration agreement set out in Clause 15.1 (Disputes and Arbitration) of the Platinum Stream Agreement as incorporated by reference further to Clause 3.2) and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

IN WITNESS OF WHICH the parties have duly executed this ROFR Agreement as a deed.

SIGNATURE PAGE TO THE RIGHT OF FIRST REFUSAL AGREEMENT

EXECUTED AS A DEED by PILANESBURG PLATINUM MINES (PTY) LIMITED as Grantor, acting by

)
)
)
Erich Clarke	)
)
a person who, in accordance with the laws of	)
its jurisdiction of incorporation, is acting under	)	/s/ Erich Clarke
the authority of that company.	)	Authorised signatory

EXECUTED AS A DEED by ORION RESOURCE PARTNERS (UK) LLP as ROFR Holder

By:	/s/ [***]
Name: [***]
Title: [***]

By:
Name:
Title: